Exhibit 99.1

American Physicians Service Group, Inc.

Announces Secondary Offering of

Two Million Three Hundred Thousand Shares of Common Stock

Austin, Texas (May 25, 2007). American Physicians Service Group, Inc. (“APS”) (NASDAQ-CM:AMPH) today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed public offering of 2,300,000 shares of common stock. Of the shares to be offered, 2,000,000 will be offered by APS and Kenneth S. Shifrin, Chairman of the Board and Chief Executive Officer of APS since March 1990, will offer 300,000 of the 582,554 shares he currently owns. The underwriters will have a 30-day period to exercise an option to purchase up to 345,000 additional common shares from APS. The offering price will be determined by market conditions at the time of pricing in consultation with the underwriters of the offering.

The Company intends to contribute approximately $10 million of its net proceeds from the public offering to American Physicians Insurance Company, APS’ medical professional liability insurance company it acquired on April 1, 2007, to strengthen its capacity to underwrite insurance risks and will use the remainder for general corporate purposes including possible acquisitions.

APS will not receive any proceeds from the sale of Mr. Shifrin’s shares.

Raymond James & Associates, Inc. will act as sole bookrunning manager for the offering and Morgan Keegan & Company, Inc. will act as co-manager. This offering of common shares will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716; phone: (800) 248-8863.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and none of these securities may be sold in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

APS is a leading provider of medical professional liability insurance in Texas, where its insurance subsidiary, American Physicians Insurance Company, has written business for over 30 years. APS also offers brokerage and investment services to individuals and institutions including general securities sales and trade execution, investment banking and asset management services. APS is headquartered in Austin, Texas and maintains an office in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. W.H. Hayes, Sr. Vice President – Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746

(512) 328-0888